Exhibit 99.1

PRESS RELEASE

Contacts:	Amy Farrell	Ricca Silverio
	Press Inquiries	Press Inquiries
	NMS Communications	Bock Communications
	1-508-271-1682	1-714-540-1030 ext. 24
	amy_farrell@nmss.com	rsilverio@bockpr.com

Pam Kukla
Investor Inquiries
NMS Communications
1-508-271-1611
pam_kukla@nmss.com

NMS Communications Finalizes Purchase of Openera Technologies

Framingham, Mass. — February 27,  2006 — NMS Communications (NASDAQ: NMSS), a leading provider of technologies and solutions for mobile applications and infrastructure, today announced it has completed the purchase of Openera Technologies, fulfilling the conditions of the definitive agreement announced on February 13, 2006.  Openera becomes an integral part of NMS’s Mobile Applications business.

Integration of Openera’s mobile application handset solutions positions NMS as a leading mobile service enabler delivering content-rich, user-centric applications that span 2.5G, 3G, IMS and WiFi networks.  Openera’s portfolio of client-based mobile applications complements NMS’s network-based applications and technology, enabling the company to deliver exciting new services such as Peer-to-Peer Video Sharing, Active Phone Book for community services, Push to Talk over Cellular and Instant Messaging.

About NMS Communications

NMS Communications (NASDAQ:NMSS) is a leading provider of technologies and solutions for mobile applications and infrastructure.  NMS develops products that enable new mobile voice, data and video applications and improve the performance and quality of wireless networks, helping our customers grow their revenues and profits.  Visit www.nmscommunications.com for more information.

Statements in this document expressing the beliefs and expectations of management regarding future performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s expectations as of the date of this document and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, risks relating to the integration of Openera’s business with the business of the Company, uncertainty in communications spending, the implementation of the Company’s strategic repositioning and market acceptance of the Company’s new solutions strategy, quarterly fluctuations in financial results, the Company’s ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company’s contract manufacturer and product component vendors and other risks.  These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2004 and subsequent interim reports.  In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change.  Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

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NMS Communications is a trademark of NMS Communications Corporation.  All other product or corporate references may be trademarks or registered trademarks of their respective companies.